Exhibit 10.3

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 29th day of December, 1999, by and between ProFlowers, Inc., a Delaware corporation (the “Company”), and the investor listed on Schedule A hereto (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to a Series B Convertible Preferred Stock Purchase Agreement of even date herewith (the “Series B Agreement”) pursuant to which the Company is issuing 5,306,578 shares of Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”); and

WHEREAS, in order to induce the Investor to invest funds in the Company pursuant to the Series B Agreement, the Investor and the Company hereby agree that this Agreement shall govern the rights of the Investor to cause the Company to register shares of Common Stock issuable to the Investor and certain other matters as set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(d) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(e) The term “Person” means any natural person, partnership, limited liability company, corporation, trust, unincorporated organization or association, company, firm, joint venture or other business entity, or a government or governmental agency or instrumentality or political subdivision thereof.

(f) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) The term “Registrable Securities” means (i) the shares of the Company’s Common Stock, $.001 par value (“Common Stock”) issuable or issued upon conversion of the Series B Preferred Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(h) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities (including the Series B Preferred Stock) which are, Registrable Securities.

(i) The term “SEC” means the Securities and Exchange Commission.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) December 29, 2004 or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty five percent (25%) of the Registrable Securities held by Investor (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7,500,000) then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii) file as soon as practicable, and in any event within 60 days of the receipt of such request (provided that the Company shall not be responsible for delays caused by the review by Holders of a registration statement), a registration statement in form and scope sufficient to permit under the Act and any other applicable law and regulations the disposition of all Registrable Securities which the Holders request to be registered in accordance with the method or methods of distribution specified in such request, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that in its good faith view marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the Company will exclude from such registration (i) first, securities held by any Person who does not have any contractual rights to cause the Company to register such securities, (ii) second, securities held by any Person with such contractual rights other than those granted in this Agreement and (iii) third, shares held by all Holders, including the Initiating Holders, of Registrable Securities with such contractual rights granted in this Agreement, which shares have been requested to be included in such registration pro rata among the Holders of such shares on the basis of the number of shares of Common Stock, calculated on an as-converted basis, owned by such Holders. If at least fifty one percent (51%) of the Registrable Securities requested to be registered by the Initiating Holders are not included in such registration, then the Initiating Holders may request that the Company effect an additional registration under the Act of all or part of the Initiating Holders’ Registrable Securities in accordance with the provisions of this Section 1.2, and the Company shall effect such additional registration. Any such additional registration shall not be included as a registration requested pursuant to this Section 1.2 for purposes of Section 1.2(e)(i).

(c) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a reasonable period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period; and, provided further, that if such a certificate is received, the Initiating Holders may withdraw their request for registration, in which event the Initiating Holders will not be considered to have made their request for registration for purposes of this Agreement.

(d) A demand registration requested pursuant to this Section 1.2 shall not be deemed to have been effected unless (i) the registration statement relating thereto has become effective under the Act and has remained effective for a period of at least 120 days (or such shorter period in which all Registrable Securities included in such registration have actually been sold thereunder) and the Registrable Securities of the Initiating Holders included in such registration have actually been sold thereunder, and (ii) the conditions to closing set forth in any underwriting agreement entered into in connection with such registration are satisfied or waived by the parties thereto other than the Initiating Holders; provided that if after any registration statement requested pursuant to this Section 1.2 becomes effective (i) such registration statement is interfered with by any stop order, injunction or other order of the SEC or other governmental agency or court due to the actions or omissions to act of persons other than the Initiating Holders and (ii) less than all of the Registrable Securities included in such registration have been sold thereunder, such registration statement shall not be included as a registration requested pursuant to this Section 1.2 and shall be at the sole expense of the Company.

(e) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective and have remained effective for at least 120 consecutive days;

(ii) During the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a Company-initiated registration statement in connection with a bona fide firm commitment underwritten registration for securities to be offered for the Company’s own account (the “Intended Registration”) ; provided that the Company is actively employing in good faith all reasonable efforts to cause the Intended Registration to become effective and provided further that the Company gives notice to all Holders upon commencement of such period. The Holders shall be entitled to exercise their rights pursuant to Section 1.4 hereof with respect to an Intended Registration. An Intended Registration shall not be deemed to be a demand registration of the Holders pursuant to this Section 1.2;

(iii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(iv) If the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.3 hereof.

1.3 S-3 Registration. In case the Company shall receive from the Holders of at least twenty-five percent (25%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

(a) Within ten (10) days of the receipt of such request or requests, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, and in any event within 60 days of the receipt of such notice(provided that the Company shall not be responsible for delays caused by the review by Holders of a registration statement) , file a registration statement on Form S-3, or a post-effective amendment thereto and effect all other qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution (through market transactions using brokers, in a firm commitment underwriting, in negotiated transactions or otherwise) of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.3: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.3; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (iv) if the Company has already effected three registrations on Form S-3 for the Holders pursuant to this Section 1.3; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders and shall keep it continuously effective for a period of not less than 120 days or, if shorter, until such Registrable Securities have been sold pursuant thereto.

1.4 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.9, use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. Notwithstanding the foregoing, the Company has no obligation to file a registration statement pursuant to this Section 1.4 and may withdraw or terminate any such registration statement at any time prior to the effective date thereof whether or not any Holder has elected to include securities in such registration.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement; provided, further, that no such registration statement shall be filed by the Company until the Initiating Holders and their counsel have had a reasonable opportunity to review the same and to approve or disapprove any portion of such registration statement describing or referring to such Holders;

(b) prepare and file with the SEC such amendments, supplements and post-effective amendments to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement; provided that no such amendments or supplements shall be filed by the Company until the Initiating Holders and their counsel have had a reasonable opportunity to review the same and to approve or disapprove any portion of such registration statement describing or referring to such Holders;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) use its reasonable best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holder or Holders thereof to consummate the disposition of such Registrable Securities;

(f) immediately notify the managing underwriter, if any, and each Holder of such Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event which comes to the Company’s attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(g) use its reasonable best efforts to cause all such Registrable Securities covered by the registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form (provided that the applicable listing requirements are satisfied), and to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement;

(h) enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the Initiating Holders or the underwriters retained by such Holders, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification;

(i) make available for inspection during normal business hours by any Holder of Registrable Securities covered by such registration statement, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, “Records”), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement. Notwithstanding the foregoing, the Company shall have no obligation to disclose any Records to the Inspectors in the event the Company determines that such disclosure is reasonably likely to have an adverse effect on the Company’s ability to assert the existence of an attorney-client privilege with respect thereto;

(j) in the event of any underwritten public offering, use its reasonable efforts to obtain a “comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters as the Holders of a majority of the Registrable Securities being sold reasonably request, and provided that such request is reasonable in the underwriter’s point of view;

(k) in the event of any underwritten public offering, use its reasonable efforts to obtain an opinion of counsel from the Company’s counsel in customary form and covering such matters of the type customarily covered in opinions of counsel in connection with such transactions; and

(1) comply, and continue to comply during the period that such registration statement is effective under the Act, in all material respects with the Act and the 1934 Act and with all applicable rules and regulations of the SEC with respect to the disposition of all securities covered by such registration statement.

Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 1.5(f) hereof, such Holder shall discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.5(f) hereof, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 1.5(a) hereof shall be extended by the greater of (i) ten (10) business days or (ii) the number of days during the period from and including the date of the giving of such notice pursuant to Section 1.5(f) hereof to and including the date when each Holder of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 1.5(f) hereof.

1.6 Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.3 if, due to the operation of subsection 1.6(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or Section 1.3(b), as applicable.

1.7 Expenses of Demand Registration. All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2 and 1.3 hereof, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and fees and disbursements of one counsel for the selling Holders not to exceed $50,000, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn, other than pursuant to Section 1.2(c), at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

1.8 Expenses of Company Registration and Form S-3 Registrations. The Company shall bear and pay all expenses (other than underwriting discounts and commissions) incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Sections 1.3 and 1.4 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them not to exceed $50,000, but excluding underwriting discounts and commissions relating to Registrable Securities.

1.9 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Sections 1.3 and 1.4 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company, provided, however, that the terms affecting the rights of the Holders shall be no less favorable to such Holders than those affecting the rights of any other holders of the Company’s securities. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering pursuant to Sections 1.3 and 1.4 exceeds the amount of securities sold (other than by the Company in the case of a registration under Section 1.4) that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall exclude from such registration (i) first, securities held by any Person who does not have any contractual rights to cause the Company to register such securities, (ii) second, securities held by any Person with such contractual rights other than those granted in this Agreement, and (iii) third, shares held by any Person with such contractual rights granted in this Agreement, which shares have been requested to be included in such registration, pro rata among the Holders of such shares on the basis of the number of shares of Common Stock, calculated on an as-converted basis, owned by such Holders, but in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities For purposes of the apportionment clause above, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder”, and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.10 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.11 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its directors, officers and partners, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, liabilities (joint or several) or expenses to which they may become subject under the Act or the 1934 Act, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, or any rule or regulation promulgated under the Act or the 1934 Act; and the Company will reimburse each such Holder, director, officer, partner, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder, underwriter or controlling person seeking indemnification hereunder; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) or expenses to which any of the foregoing persons may become subject, under the Act or the 1934 Act, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.11(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this subsection 1.11(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.11 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.11, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if, in the indemnified party’s reasonable judgment, representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.11, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.11.

(d) If the indemnification provided for in this Section 1.11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.11 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.12 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the

SEC (including Rule 144A) which permits the selling of any such securities without registration or pursuant to such form.

1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner, member or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least ten percent (10%) of the shares of Registrable Securities initially purchased by such Holder pursuant to the Series B Agreement, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15.

1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) registration rights which are superior to the registration rights granted pursuant to this Agreement, (b) registration rights which are pari passu with the registration rights granted pursuant to Sections 1.2, 1.3 and 1.4 of this Agreement, (c) to include such securities in any registration filed under Section 1.2 or Section 1.3, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities included by the Holders in such registration, or (d) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of six months after either of the dates set forth in subsection 1.2(a) or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 1.2.

1.15 “Market Stand-Off” Agreement. Each Investor hereby agrees that, during the period of duration specified by the Company and by the managing underwriter of Common Stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that such market stand-off time period shall not exceed 180 days; and, provided further, that all officers, directors and holders of 3% or greater of the Company’s Common Stock agree to similar provisions and such provisions are in full force and effect and are not waived in any respect or have been waived ratably with respect to each holder. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, the obligations described in this Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

1.16 Termination of Registration Rights.

No Holder shall be entitled to exercise any right provided for in this Section 1 after three (3) years following the consummation of the Company’s first underwritten public offering of its securities or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 of the Act.

2. Covenants of the Company.

2.1 Affirmative Covenants of the Company. The Company covenants and agrees that it will observe the following covenants on and after the date hereof and until such covenants terminate in accordance with Section 2.2 herein.

(a) Accounts and Reports. The Company will, and will cause any of its subsidiaries to, maintain a standard system of accounts in accordance with generally accepted accounting principles consistently applied, and the Company will, and will cause each of its subsidiaries to, keep full and complete financial records. The Company will furnish to each Investor who then owns at least 750,000 shares (as appropriately adjusted for stock splits, stock dividends and the like) of the Registrable Securities (a “Major Investor”) the information set forth in this Section 2.2.1(a):

(i) Within ninety (90) days after the end of each fiscal year, a copy of the consolidated and consolidating balance sheet of the Company and its subsidiaries as at the end of such year, together with consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries for such year, which shall be prepared in accordance with generally accepted accounting principles (“GAAP”) setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and duly certified by independent public accountants of national recognition selected by the Board of Directors of the Company;

(ii) Within sixty (60) days after the end of each calendar quarter, a preliminary consolidated and consolidating balance sheet of the Company and its subsidiaries as of the end of such quarter and preliminary consolidated and consolidating statements of income, stockholders’ equity and cash flow for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, which shall be prepared in accordance with GAAP setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and compared to budget, all in reasonable detail;

(iii) At least thirty (30) days prior to the end of each fiscal year, a copy of the operating plan and budget for the next fiscal year, in form consistent with good business practice, and as soon as prepared, any other budgets or revised budgets prepared by the Company, unless such requirements are waived by the Investor;

(iv) Promptly upon receipt thereof, any written report, so called “management letter,” and any other communication submitted to the Company or any subsidiary by its independent public accountants relating to the business, prospects or financial condition of the Company and its subsidiaries;

(v) Promptly after the commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company (or any subsidiary) which, if successful, would represent a Material Adverse Change as defined in the Series B Agreement and (ii) all material defaults by the Company or any subsidiary (whether or not declared) under any agreement for money borrowed (unless waived or cured within applicable grace periods);

(vi) With respect to the financial statements called for in subsections (i) and (ii) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company as of the dates indicated and its results of operations and cash flows for the period specified, subject to year-end audit adjustment; and

(vii) Such other information relating to the financial condition, business, prospects or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall be allowed a reasonable time to process such request and shall not be obligated under this or any other provision of this Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

(b) Inspection. At any reasonable time during normal business hours and from time to time, the Company (and each of its subsidiaries) will permit any Major Investor or any of the agents or representatives of a Major Investor, at each Major Investor’s expense, to examine and make copies of and extracts from the records and books of account of and visit the properties of the Company (and any of its subsidiaries) and to discuss the Company’s affairs, finances and accounts with any of its officers or directors; provided that any person or persons exercising rights under this Section 2.1(b) shall (i) use all reasonable efforts to ensure that any such examination or visit results in a minimum of disruption to the operations of the Company and (ii) agree in writing to keep any proprietary information of the Company disclosed to such person in the course of such inspection confidential in a manner consistent with prudent business practices and treatment of such person’s or persons’ own confidential information and not use such proprietary information for any purpose other than in connection with such Investor’s or such transferee’s ownership of an interest in the Company. The rights granted under this Section 2.2.1(b) shall be in addition to any rights which any Investor may have under applicable law in its capacity as an owner of equity capital of the Company.

(c) Board Approval. At least thirty (30) days prior to the end of each fiscal year, the Company will prepare and submit to its Board of Directors for its approval prior to such year end an operating plan and budget, cash flow projections and profit and loss projections, all itemized in reasonable detail for the immediately following year, unless such requirement is waived by the Investor.

(d) Financings. The Company will promptly provide to the Board of Directors the details and terms of, and any brochures or investment memoranda prepared by the Company, related to any possible financing of any nature for the Company (or any of its subsidiaries), whether initiated by the Company or any other person.

(e) Board of Directors Matters. The Directors shall schedule regular meetings, which initially shall be not less frequently than once every quarter and which may be held less frequently if agreed to by a majority of the members of the Board of Directors, which majority shall include the directors designated by the Investor under the Certificate. The Board of Directors or a committee thereof shall approve each of the following: (i) new indebtedness in excess of $1,000,000, (ii) material changes in executive compensation, (iii) the annual operating plan and budget, (iv) capital expenditures in excess of amounts indicated in the annual plan or capital budget and (v) employment terms for new senior executive officers. The Company will use commercially reasonable efforts to maintain directors and officers insurance, upon a determination by the Company’s Board of Directors that such insurance is economically feasible. The Company will indemnify the Directors to the maximum extent permitted under Delaware law.

(f) Expenses; Etc. The Company shall reimburse all Persons serving as directors, consistent with the Company’s policies for such reimbursement, if any, for their actual and reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and all committees thereof.

(g) Compensation Committee. The Company will maintain a Compensation Committee of the Board of Directors. The Compensation Committee will make recommendations to the full Board of Directors for such things as management compensation, company benefit plans and matters relating to the Company’s option plans. The Compensation Committee will consist of three members of the Board of Directors including the Series B Director, which shall initially be Jared P. Schutzand two outside directors.

(h) Employee Matters. The Company shall have each officer, director, employee and consultant of the Company execute a standard form of invention assignment and confidentiality information agreement. The Company will use commercially reasonable efforts to prevent any employee from violating the confidentiality and proprietary information agreement entered into between the Company and each of its employees. The Company shall use commercially reasonable efforts to ensure that the Company’s employees, during the term of their employment with the Company, do not engage in activities which would result in a conflict of interest with the Company.

2.2 Termination of Information and Inspection Covenants. The covenants set forth in Section 2.1 shall terminate as to Investor and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.3 Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will observe the following covenants on and after the date hereof:

(a) Stock Options. The Company will not issue shares of its capital stock to any employee, consultant or director of the Company or any subsidiary and will not grant any options, rights or warrants to acquire capital stock in the Company to any employee, consultant or director of the Company or any subsidiary, except that up to an aggregate of 5,000,000 options, which have been reserved under the Company’s 1998 Stock Option/Stock Incentive Plan or any successor plan adopted by the Board of Directors (or as the Board of Directors may approve an increase in such reserve, provided that the Series B Director approves any such increase), may be issued to directors or employees of, or consultants to, the Company upon approval by the non-employee members of the Company’s Board of Directors; provided that such options are issued pursuant to agreements the form of which has been approved by the Board of Directors.

(b) Reserve for Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the securities held by any Holder that are convertible into Common Stock, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of such securities from time to time outstanding or otherwise to comply with the terms of this Agreement and the Series B Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of such securities or otherwise to comply with the terms of this Agreement and the Series B Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable law in connection with the issuance of shares of Common Stock upon conversion of such securities.

(c) Corporate Existence. The Company shall maintain and cause each of its subsidiaries, if any, to maintain, their respective corporate existence, rights and franchises in full force and effect.

(d) Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries, if any, shall become a party to any agreement which by its terms restricts the Company’s performance of this Agreement, the Series B Agreement and any of the other documents referred to as “Related Agreements” in the Series B Agreement. The Company shall not become a party to any agreement which by its terms restricts the Company’s right to pay dividends on the Series B Preferred Stock or to satisfy the rights of or obligations to a Holder under the Company’s Amended and Restated Certificate of Incorporation in effect as of the date hereof (the “Amended and Restated Certificate of Incorporation”), except as otherwise unanimously approved by the board of directors of the Company.

2.4 Termination of Negative Covenants. The rights and restrictive covenants contained in Section 2.3 herein will terminate (and will not apply in connection with) (i) immediately prior to the first registered offering of the Company’s Common Stock, (ii) upon the acquisition of all or substantially all the assets of the Company or (iii) upon an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the shares of the Company’s outstanding voting stock immediately prior to such transaction are exchanged for securities representing less than fifty percent (50%) or more of the voting or power of the corporation or other entity surviving such transaction or entity that controls the surviving entity.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties . Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (iii) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

3.8 Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10 Entire Agreement. This Agreement and the other agreements expressly referred to herein constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PROFLOWERS, INC.

By:	/s/ Steve Kemper
Steve Kemper, Chief Financial Officer

INVESTOR:

INTERNET FLORAL CONCEPTS, L.P.

/s/ Jared P Schutz
By:	JPS International, LLC
Its:	General Partner
By:	Jared P. Schutz, Managing Member